Exhibit 8.1

Baker McKenzie Switzerland AG
Holbeinstrasse 30
P.O. Box
8034 Zurich
Switzerland

T +41 44 384 14 14
F +41 44 384 12 84
zurich.info@bakermckenzie.com
www.bakermckenzie.com

NLS Pharmaceutics AG
The Circle 6
8058 Zürich

(“the Addressee”)

Zurich, 25 February 2025

Tax Opinion in connection with the merger of NLS Pharmaceutics AG and Kadimastem Ltd.

Dear Ladies and Gentlemen,

1.	Introduction

We have acted as special Swiss counsel to NLS Pharmaceutics AG (the “Company”), a company incorporated under the laws of Switzerland, in connection with the Company’s registration statement on Form F-4 as filed with the U.S. Securities and Exchange Commission (the “Commission”), as amended or supplemented (the “Registration Statement”), with the Commission ( with respect to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus covering the sale of the offered securities (the “Prospectus”) specifically relating to new registered shares of the Company each with a par value of CHF 0.003 (“New Shares”).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss tax law.

2.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by Swiss courts. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or to any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of

a)	an electronic copy of the Registration Statement; and

b)	the tax ruling request regarding the tax consequences of the planned takeover by NLS Pharmaceutics AG, a stock corporation (Aktiengesellschaft) incorporated and existing under the laws of Switzerland (“NLS”) of Kadimastem Ltd., a limited company incorporated and existing under the laws of Israel (“Kadimastem”) (the “Merger”) sent to the Swiss Federal Tax Authorities and the Zurich Cantonal Tax Authority as of February 14, 2025 (the “Tax Ruling Request”).

The documents referred to above in the preceding paragraph are referred to together as the “Documents”.

No documents have been reviewed by us in connection with this opinion other than those listed above.

Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

3.	Assumptions

In rendering the opinion below, we have assumed:

a)	All documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

c)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

d)	the Registration Statement and the capital increase for the New Shares will be filed by the Company;

e)	the Merger will be conducted in accordance with the facts and circumstances described in the Tax Ruling Request (in particular no subsequent upstream merger of Kadimastem into NLS or economically similar event is implemented within 5 years after the Merger);

f)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied; and

g)	there are no provisions of the laws of any jurisdiction outside Switzerland which would have any implication for the opinion we express and that, insofar as the laws of any jurisdiction outside Switzerland may be relevant, such laws have been or will be complied with.

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4.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the statements set forth in the Registration Statement under the heading “Switzerland Tax Considerations” insofar as they address the material tax considerations with respect to Swiss stamp issuance duty, Swiss securities transfer tax, Swiss withholding tax, Swiss direct federal as well as cantonal and communal income and corporate income tax of the Merger for NLS and NLS shareholders, and discuss matters of Swiss tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are correct, subject to the assumptions, qualifications and limitations stated herein and therein.

5.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company and the New Shares; and

c)	The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. In particular, we express no opinion as to any commercial, calculating, auditing or other non-legal matters.

6.	Limitations

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Switzerland Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

With kind regards,

Baker McKenzie Switzerland AG

/s/ Matthias Courvoisier	/s/ Susanne Liebel-Kotz
Matthias Courvoisier	Susanne Liebel-Kotz
Dr. iur., MSc in Finance, Attorney at law	Swiss Certified Tax Expert
D +41 44 384 13 40	Attorney at law*
matthias.courvoisier@bakermckenzie.com	Certified Tax Advisor*
Specialist Lawyer for Tax Law*
D +41 44 384 15 31
susanne.liebel-kotz@bakermckenzie.com

Registered in the Attorney’s Register	*Germany
Registered to lawyers list acc. to Art. 28 BGFA

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